Exhibit 10.25

ADDENDUM

TO

STOCK OPTION AGREEMENT

The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Option Agreement (the “Option Agreement”) by and between Immunomedics, Inc. (the “Corporation”) and                                          (“Optionee”) evidencing the stock option (the “Option”) granted this day to Optionee under the terms of the Corporation’s 2006 Stock Incentive Plan, and such provisions are effective immediately. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to them in the Option Agreement.

INVOLUNTARY TERMINATION FOLLOWING

CHANGE IN CONTROL/HOSTILE TAKE-OVER

1. To the extent the Option is to be assumed in connection with a Change in Control or otherwise continued in effect, the Option shall not, pursuant to the provisions of Paragraph 6 of the Option Agreement, accelerate upon the occurrence of that Change in Control, and the Option (as so assumed or continued) shall accordingly continue, over Optionee’s period of Service after the Change in Control, to become exercisable for the Option Shares in one or more installments in accordance with the provisions of the Option Agreement. However, immediately upon an Involuntary Termination of Optionee’s Service within twelve (12) months following such Change in Control, the Option (as so assumed or continued) shall, to the extent outstanding at the time but not otherwise fully exercisable, automatically accelerate so that such Option shall become immediately exercisable for all the Option Shares at the time subject to the Option and may be exercised for any or all of those Option Shares as fully vested shares.

2. The Option shall not accelerate upon the occurrence of a Hostile Take-Over, and any successor entity in the Hostile Take-Over shall assume or otherwise continue in effect such Option. The Option (as so assumed or continued) shall, over Optionee’s period of Service following such Hostile Take-Over, continue to become exercisable for the Option Shares in one or more installments in accordance with the provisions of the Option Agreement. However, immediately upon an Involuntary Termination of Optionee’s Service within twelve (12) months following the Hostile Take-Over, the Option (as so assumed or continued) shall, to the extent outstanding at the time but not otherwise fully exercisable, automatically accelerate so that the Option shall become immediately exercisable for all the Option Shares at the time subject to the Option and may be exercised for any or all of those Option Shares as fully vested shares.

3. The Option as accelerated pursuant to this Addendum shall remain so exercisable until the earlier of (i) the Expiration Date or (ii) the expiration of the one (1)-year period measured from the date of the Optionee’s Involuntary Termination.

4. Should the Option be replaced with a cash retention plan in accordance with Paragraph 6(a) of the Option Agreement, then the balance credited to the Optionee under that plan at the time of his or her Involuntary Termination shall immediately be paid to the Optionee in a lump sum upon such Involuntary Termination, subject to the Corporation’s collection of all applicable withholding taxes; provided, however, that Optionee shall be entitled to such payment only if the Optionee’s Involuntary Termination occurs within twelve (12) months following the Change in Control or Hostile Take-Over to which the cash retention plan pertains.

5. For purposes of this Addendum the following definitions shall be in effect:

(i) An Involuntary Termination shall mean the termination of Optionee’s Service by reason of:

(A) Optionee’s involuntary dismissal or discharge by the Corporation (or any Parent or Subsidiary) for reasons other than Misconduct, or

(B) Optionee’s voluntary resignation following (A) a change in Optionee’s position with the Corporation (or Parent or Subsidiary employing Optionee) which materially reduces Optionee’s duties and responsibilities or the level of management to which Optionee reports, (B) a reduction in Optionee’s level of compensation (including base salary, fringe benefits and target bonus under any corporate performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of Optionee’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without Optionee’s consent.

(ii) A Hostile Take-Over shall be deemed to occur in the event of a change in ownership or control of the Corporation effected through either of the following transactions:

(A) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time the Board approved such election or nomination, or

(B) the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s shareholders which the Board does not recommend such shareholders to accept.

6. The provisions of Paragraph 3 of this Addendum shall govern the period for which the Option is to remain exercisable following the Involuntary Termination of Optionee’s Service within twelve (12) months after the Change in Control or Hostile Take-Over and shall supersede any provisions to the contrary in Paragraph 5 of the Option Agreement.

IN WITNESS WHEREOF, Immunomedics, Inc. has caused this Addendum to be executed by its duly authorized officer as of the Effective Date specified below.

IMMUNOMEDICS, INC.

By:

Title:

EFFECTIVE DATE:

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